Filed pursuant to Rule 424(b)(3)

File No. 333-173691

TEUCRIUM AGRICULTURAL FUND

_________________________________________

Supplement dated August 23, 2012

to

Prospectus dated March 26, 2012

___________________________________________________

Breakeven Analysis

The breakeven analysis table and related footnotes on pages 11- 12 of the Prospectus are hereby deleted and replaced, in their entirety, with the following:

Breakeven Analysis

The breakeven analysis below indicates the approximate dollar returns and percentage returns required for the redemption value of the selling price per Share, assuming a selling price of $49.59 (the NAV per Share as of June 30, 2012), to equal the amount invested twelve months after the investment was made.  This breakeven analysis refers to the redemption of baskets by Authorized Purchasers and is not related to any gains an individual investor would have to achieve in order to break even. The breakeven analysis is an approximation only.

Assumed initial selling price per Share	$49.59
Sponsor’s Fee (1)	N/A
Creation Basket Fee (2)	$0.01
Estimated Brokerage Fees (3)	$0.02
Other Fund Fees and Expenses (0.30%) (4)	$0.15
Interest Income (5)	N/A
Amount of trading income (loss) required for the redemption value at the end of one year to equal the initial selling price of the Share	$0.18
Percentage of initial selling price per share	0.36%

(1)           The Sponsor does not receive a management fee from the Fund.  The Sponsor receives a management fee from each Underlying Fund at the annual rate of 1.00% of such Underlying Fund’s average daily net assets, payable monthly.

(2)           Authorized Purchasers are required to pay a Creation Basket fee of $250 for each order they place to create one or more baskets.  An order must be at least one basket, which is 25,000 Shares.  This breakeven analysis assumes a hypothetical investment in a single Share so the Creation Basket fee is $0.01 ($250/25,000).

(3)           Reflects brokerage fees for Fund transactions.

(4)           Other Fund Fees and Expenses include legal, printing, accounting, custodial, administration, bookkeeping, transfer agency, distribution and marketing costs, and may include payments to certain parties for purchasing Creation Baskets.  The per-share cost of these fixed or estimated fees has been calculated assuming that the Fund has $30 million in assets and assuming certain fee reimbursements from the Sponsor.  If minimum assets of $2.5 million is used, Other Fund Fees and Expenses would equal $0.22 per share, and the amount of trading income required to break even would be $0.22 per share or 0.44%.  If a maximum offering proceeds of $250 million is assumed, Other Fund Fees and Expenses would equal $0.10 per Share, and the amount of trading income required to break even would be $0.10 per share or 0.20%.

(5)           Because the Fund will not make significant investments in interest-bearing securities, the Fund does not expect to earn significant amounts of interest.

Regulatory Developments Regarding CFTC Position Limits

Pursuant to the Dodd-Frank Act, which requires the CFTC and the SEC to promulgate implementation rules and regulations within 360 days from the date of enactment, the CFTC issued final rules setting position limits for certain futures and option contracts in the futures markets and for swaps that are their economic equivalents. The regulations will not be effective until 60 days after the final rule defining the term “swap” is published in the Federal Register. It is not possible at this time to predict when the CFTC will make these regulations effective. Under current regulations, subject to any relevant exemptions, traders, such as the Sponsor of the Fund, may not exceed speculative position limits, either individually, or in the aggregate with other persons with whom they are under common control or ownership. Under the new rules, the CFTC requires the aggregation, for purposes of these position limits, of all positions in commodity futures and certain commodity OTC contracts held by a single entity and its affiliates, whether such positions exist on U.S. futures exchanges or in OTC contracts. These position limit rules may negatively impact the ability of the Fund and the Underlying Funds to meet their investment objectives through limits that may inhibit the Sponsor’s ability to sell additional Creation Baskets of the Fund and the Underlying Funds.

On November 18, 2011, the CFTC adopted regulations that impose new federal position limits on Commodity Futures Contracts, including those held by the Underlying Funds, and economically equivalent swap transactions (collectively, “Referenced Contracts”). The limits will apply to the combined positions in these contracts held by the Underlying Funds. However, the regulations would require aggregation of Referenced Contracts held by separate Teucrium Funds only if such Teucrium Funds had “identical trading strategies.” The Sponsor does not believe any of the Teucrium Funds should be viewed as having identical trading strategies for purposes of the CFTC’s aggregation rules.

By way of example, the initial spot month position limit of a combined 5,000 Sugar No. 11 Futures Contracts and economically equivalent swaps will not be effective until 60 days after the final rule defining the term “swap” is published in the Federal Register, which is expected to occur in mid-August 2012. On July 13, 2012, the CFTC published a pre-publication version of the joint CFTC and SEC final rules that provide further definition of the terms “swap” and “security-based swap.” The term “swap” is broadly defined to include various types of over-the-counter derivatives, including swaps and options. Non-spot month position limits will be determined based on a survey of at least 12 months of the deliverable supply of Sugar No. 11.

The CFTC and U.S. designated contract markets such as the CBOT, ICE Futures and the NYMEX may establish position limits and accountability levels on the maximum net long or net short positions in futures contracts in commodities that any person or group of persons under common trading control (other than as a hedge, which an investment by the Fund would not be) may hold, own or control.  The net position is the difference between an individual or firm’s open long contracts and open short contracts in any one commodity.  In addition, most U.S. futures exchanges limit the daily price fluctuation for futures contracts.

Position limits generally impose a fixed ceiling on aggregate holdings in futures contracts relating to a particular commodity, and may also impose separate ceilings on contracts expiring in any one month, contracts expiring in the spot month, and/or contracts in certain specified final days of trading.

In contrast to position limits, accountability levels are not fixed ceilings, but rather thresholds above which an exchange may exercise greater scrutiny and control over an investor, including by imposing position limits on the investor.

Management of the Sponsor

The discussion of the Management of the Sponsor on pages 45-46 of the Prospectus are hereby deleted and replaced, in their entirety, with the following:

In general, under the Sponsor’s Amended and Restated Limited Liability Company Operating Agreement, as amended from time to time, the Sponsor (and as a result the Trust and the Fund) is managed by the officers of the Sponsor.  The Chief Executive Officer of the Sponsor is responsible for the overall strategic direction of the Sponsor and will have general control of its business. The Chief Investment Officer and President of the Sponsor is primarily responsible for new investment product development with respect to the Fund and each of the Teucrium Funds. The Chief Operating Officer has assumed primary responsibility for trade operations, trade execution, and portfolio activities with respect to the Fund. The Chief Financial Officer, Chief Accounting Officer and Chief Compliance Officer acts as the Sponsor’s principal financial and accounting officer, which position includes the functions previously performed by the Treasurer of the Sponsor, and administers the Sponsor’s regulatory compliance programs. Furthermore, certain fundamental actions regarding the Sponsor, such as the removal of officers, the addition or substitution of members, or the incurrence of liabilities other than those incurred in the ordinary course of business and de minimis liabilities, may not be taken without the affirmative vote of a majority of the Class A members (which is generally defined as the affirmative vote of Mr. Gilbertie and one of the other two Class A members).  The Sponsor has no board of directors, and the Trust has no board of directors or officers. The three Class A members of the Sponsor are Sal Gilbertie, Dale Riker and Carl N. Miller III.

The Officers of the Sponsor, two of whom are also Class A members of the Sponsor, are the following:

Sal Gilbertie has been the President of the Sponsor since its inception and its Chief Investment Officer since September 2011, was approved by the NFA as a principal of the Sponsor on September 23, 2009, and was registered as an associated person of the Sponsor on November 10, 2009.  He maintains his main business office at 653A Garcia, Santa Fe, New Mexico 87505.  From October 2005 until December 2009, Mr. Gilbertie was employed by Newedge USA, LLC, a futures commission merchant and broker-dealer registered with the CFTC and the SEC (whose business is described in greater detail below under “The Service Providers”), where he headed the Renewable Fuels/Energy Derivatives OTC Execution Desk and was an active futures contract and over-the-counter derivatives trader and market maker in multiple classes of commodities.  (Between January 2008 and October 2008, he also held a comparable position with Newedge Financial, Inc., a futures commission merchant and an affiliate of Newedge USA, LLC.)  From October 1998 until October 2005,   Mr. Gilbertie was principal and co-founder of Cambial Asset Management, LLC, an adviser to two private funds that focused on equity options, and Cambial Financing Dynamics, a private boutique investment bank.  While at Cambial Asset Management, LLC and Cambial Financing Dynamics, Mr. Gilbertie served as principal and managed the day-to-day activities of the business and the portfolio of both companies.  Mr. Gilbertie is 52 years old.

Dale Riker has been the Secretary of the Sponsor since January 2010, and its Chief Executive Officer since September 2011, was approved by the NFA as a principal of the Sponsor on October 29, 2009, and was registered as an associated person of the Sponsor on February 17, 2010.  He maintains his main business office at 232 Hidden Lake Road, Brattleboro, Vermont 05301 and is responsible for the overall strategic direction of the Sponsor and has general control of its business.  Mr. Riker was Treasurer of the Sponsor from its inception until September 2011.  From February 2005 to the present, Mr. Riker has been President of Cambial Emerging Markets LLC, a consulting company specializing in emerging market equity investment.  As President of Cambial Emerging Markets LLC, Mr. Riker had responsibility for business strategy, planning and operations.  From July 1996 to February 2005, Mr. Riker was a private investor.  Mr. Riker is married to the Chief Financial Officer, Chief Accounting Officer and Chief Compliance Officer of the Sponsor, Barbara Riker. Mr. Riker is 54 years old.

Barbara Riker began working for the Sponsor in July 2010. She has been the Chief Financial Officer, Chief Accounting Officer and Chief Compliance Officer for Teucrium since September 2011, was approved by the NFA as a principal of the Sponsor on October 19, 2011, and has a background in finance, accounting, investor relations, corporate communications and operations.  She maintains her main business office at 232 Hidden Lake Road, Brattleboro, Vermont 05301.  From September 1980 to February 1993, Ms. Riker worked in various financial capacities for Pacific Telesis Group, the California-based Regional Bell Operating Company, and its predecessors.  In February 1993, with the spin-off of AirTouch Communications from Pacific Telesis Group, Ms. Riker was selected to lead the Investor Relations team for the global mobile phone operator.  In her capacity as Executive Director – Investor Relations and Corporate Communications from February 1993 to June 1995,

AirTouch completed its initial public offering and was launched as an independent publicly-traded company. In June 1995, she was named Chief Financial Officer of AirTouch International and, in addition to her other duties, served on the board of several of the firm’s joint ventures, both private and public, across Europe.  In June 1997, Ms. Riker moved into an operations capacity as the District General Manager for AirTouch Paging’s San Francisco operations.  In February 1998 she was named Vice President and General Manager of AirTouch Cellular for Arizona and New Mexico.  Ms. Riker retired in July 1999, coincident with the purchase of AirTouch by Vodafone PLC and remained retired until she began working for the Sponsor.  Ms. Riker graduated with a Bachelor of Science in Business Administration from Cal State – East Bay in 1980.   Ms. Riker is married to the Chief Executive Officer of the Sponsor, Dale Riker. Ms. Riker is 54 years old.

Steve Kahler, Chief Operating Officer, began working for the Sponsor in November 2011 as Managing Director in the trading division. He became the Chief Operating Officer on May 24, 2012 and has primary responsibility for the Trade Operations for the Funds. He maintains his main business office at 13520 Excelsior Blvd., Minnetonka, MN 55345. Mr. Kahler was registered as an Associated Person of the Sponsor on November 25, 2011, approved as a Branch Manager of the Sponsor on March 16, 2012 and approved by the NFA as a Principal of the Sponsor on May 16, 2012. Prior to his employment with the Sponsor, Mr. Kahler worked for Cargill Inc., an international producer and marketer of food, agricultural, financial and industrial products and services, from April 2006 until November 2011 in the Energy Division as Senior Petroleum Trader. In October 2006 and while employed at Cargill Inc., Mr. Kahler was approved as an NFA member registered Associated Person under Cargill Commodity Services Inc., a commodity trading affiliate of Cargill Inc. from September 13, 2006 to November 9, 2011. Mr. Kahler graduated from the University of Minnesota with a Bachelors of Agricultural Business Administration in 1992 and is 45 years old.

The third Class-A member of the Sponsor is the following:

Carl N. (Chuck) Miller III was approved by the NFA as a principal of the Sponsor on November 10, 2009 and was registered as an associated person of the Sponsor on April 19, 2010.  He maintains his main business office at 436 Cerrillos Road, Suite C, Santa Fe, New Mexico 87501.  Mr. Miller has certain voting authority as a Class A member of the Sponsor as described above, but is not involved with the Sponsor’s day-to-day trading or operations.

Kelly Teevan, Managing Director of the Sponsor since October 2009, was approved by the NFA as a principal of the Sponsor on March 25, 2010. He was registered as an associated person of the Sponsor on February 24, 2010 and was registered as a branch office manager of the Sponsor on June 1, 2010.  He maintains his main business office at 42 West Union Street, Goffstown, New Hampshire 03045.  Mr. Teevan graduated from Phillips Exeter Academy, Harvard College and Stanford Graduate School of Business.  Mr. Teevan worked as a commodities broker and trader for the period of April 1984 to April 1989.  From April 1984 through November 1984, Mr. Teevan was Account Executive handling commercial clients and execution with ACLI Futures, a futures broker in White Plains, New York. In 1984, ACLI Futures, which had been acquired by Donaldson Lufkin and Jenrette Futures, Inc (“DLJ”) in 1981, underwent a name change and was then known as Donaldson Lufkin and Jenrette Futures, Inc. Mr. Teevan was then registered as an Associated Person with DLJ. In December 1984, the DLJ Futures team in White Plains moved to Rudolf Wolff Futures Brokers Inc., located in New York, New York, where Mr. Teevan continued his same job responsibilities. In July 1986, Rudolf Wolff Futures Brokers Inc. was acquired by Elders Futures Inc., a futures broker in New York, New York where Mr. Teevan continued his same job responsibilities until October 1987.  In October 1987, Mr. Teevan co-founded the group of Drury, Teevan and Salomon, a commodities trading and brokerage firm located in San Francisco, California, as a partner engaging in business development in commodities trading.  He continued that role until June 1988 when he joined Capel Court Investment Bank, which provided financial services to commercial clients and engaging in proprietary trading in Sydney, Australia.  Mr. Teevan served as Director of Capel Court Futures, a futures broker division of Capel Court Investment Bank, leading business plan work for trading in global markets.  He served in that role until April 1989.  From April 1989 until January 2003, Mr. Teevan was primarily engaged as an advisor and/or consultant to a number of clients regarding non-profit development plans and management focused on financial and endowment issues.  Mr. Teevan was primarily retired between January 2003 and October 2009.  Mr. Teevan is 61 years old.

Mr. Gilbertie, Mr. Kahler and Mr. Teevan are primarily responsible for making trading and investment decisions for the Fund and other Teucrium Funds, and for directing Fund and other Teucrium Fund trades for execution.

Messrs. Gilbertie, Riker, Teevan, Kahler and Miller and Ms. Riker are individual “principals, as that term is defined in CFTC Rule 3.1, of the Sponsor. These individuals are principals due to their positions and/or due to their ownership interests in the Sponsor. Beneficial ownership interests of the principals, if any, are shown under the section entitled “Security Ownership of Principal Shareholders and Management” below and any of the principals may acquire beneficial interests in the Fund in the future. In addition, each of the three Class A members of the Sponsor are registered with the CFTC as associated persons of the Sponsor and are NFA associate members. GFI Group LLC is a principal for the Sponsor under CFTC Rules due to its ownership of certain non-voting securities of the Sponsor.

Prior Performance of the Sponsor and Affiliates

The performance data for the Fund and the Teucrium Funds on pages 46-51of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

Prior Performance of the Sponsor and Affiliates

THIS POOL OPERATOR AND ITS TRADING PRINCIPALS HAVE LIMITED EXPERIENCE OPERATING ANY OTHER POOLS OR TRADING ANY OTHER ACCOUNTS.

The Sponsor and its trading principals have limited experience operating commodity pools.  Although the Sponsor currently operates seven commodity pools, the Teucrium Funds, none of the Teucrium Funds began operating prior to 2010.

PERFORMANCE DATA FOR THE FUND

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Teucrium Agricultural Fund commenced trading and investment operations on March 28, 2012. The Teucrium Agricultural Fund is listed on NYSE Arca and is neither: (i) a privately offered pool pursuant to Section 4(2) of the Securities Act of 1933, as amended; (ii) a multi-advisor pool as defined in CFTC Regulation 4.10(d)(2); or (iii) a principal-protected pool as defined in CFTC Regulation 4.10(d)(3).

Units of beneficial interest issued (from inception until June 30, 2012)	300,002
Aggregate gross sale price for units issued	$15,000,100
NAV per share as of June 30, 2012	$49.59
Pool NAV as of June 30, 2012	$2,479,391
Worst monthly percentage draw-down*	(6.75) May 2012%
Worst peak-to-valley draw-down**	(10.10) March 2012 - May 2012%

*  A draw-down is a loss experienced by the fund over a specified period.  Draw-downs are measured on the basis of monthly returns only and do not reflect intra-month figures.  The worst monthly percentage draw-down reflects the largest single month loss sustained since inception of investment operations.

** The worst peak-to-valley draw-down is the largest percentage decline in the NAV per unit over the history of the fund.  This need not be a continuous decline, but can be a series of positive and negative returns. Worst peak-to-valley draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end.  For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the drawdown would have ended as of the end of February at the $2 level.

	Rates of Return*
Month	2010	2011	2012
January
February
March			1.36	%***
April			(3.59)%
May			(6.75)%
June			8.85%
July
August
September
October
November
December
Annual Rate of Return			(0.82)	%**

* The monthly rate of return is calculated by dividing the ending NAV for a given month by the ending NAV for the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

** Not annualized.

*** Partial month from March 28, 2012.

PERFORMANCE DATA FOR TEUCRIUM CORN FUND

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Teucrium Corn Fund commenced trading and investment operations on June 9, 2010.  The Teucrium Corn Fund is listed on NYSE Arca and is neither: (i) a privately offered pool pursuant to Section 4(2) of the Securities Act of 1933, as amended; (ii) a multi-advisor pool as defined in CFTC Regulation 4.10(d)(2); or (iii) a principal-protected pool as defined in CFTC Regulation 4.10(d)(3).

Units of beneficial interest issued (from inception until June 30, 2012)	3,650,004
Aggregate gross sale price for units issued	$142,681,645
NAV per share as of June 30, 2012	$42.02
Pool NAV as of June 30, 2012	$61,973,047
Worst monthly percentage draw-down*	(19.91) September 2011%
Worst peak-to-valley draw-down**	(27.42) August 2011 – May 2012%

*  A draw-down is a loss experienced by the fund over a specified period.  Draw-downs are measured on the basis of monthly returns only and do not reflect intra-month figures.  The worst monthly percentage draw-down reflects the largest single month loss sustained since inception of investment operations.

** The worst peak-to-valley draw-down is the largest percentage decline in the NAV per unit over the history of the fund.  This need not be a continuous decline, but can be a series of positive and negative returns. Worst peak-to-valley draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end.  For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the drawdown would have ended as of the end of February at the $2 level.

	Rates of Return*
Month	2010		2011	2012
January			5.07%	(2.48)%
February			6.51%	0.76%
March			1.26%	(4.90)%
April			4.36%	(0.84)%
May			(1.97)%	(6.41)%
June	3.56	%**	(10.80)%	15.60%
July	7.38%		11.31%
August	5.54%		11.39%
September	10.74%		(19.91)%
October	15.14%		7.90%
November	(8.23)%		(8.46)%
December	13.78%		5.81%
Annual Rate of Return	56.24	%***	7.32%	0.24	%***

* The monthly rate of return is calculated by dividing the ending NAV for a given month by the ending NAV for the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

** Partial from June 9, 2010.

*** Not annualized.

There are significant differences between the Fund and the Teucrium Corn Fund.  Most significantly, the Fund will primarily invest in shares of the Underlying Funds, whereas the Teucrium Corn Fund directly invests in commodity interests.  Past performance is not necessarily indicative of future results.

PERFORMANCE DATA FOR TEUCRIUM WTI CRUDE OIL FUND

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Teucrium WTI Crude Oil Fund commenced trading and investment operations on February 23, 2011. The Teucrium WTI Crude Oil Fund is listed on NYSE Arca and is neither: (i) a privately offered pool pursuant to Section 4(2) of the Securities Act of 1933, as amended; (ii) a multi-advisor pool as defined in CFTC Regulation 4.10(d)(2); or (iii) a principal-protected pool as defined in CFTC Regulation 4.10(d)(3).

Units of beneficial interest issued (from inception until June 30, 2012)	125,002
Aggregate gross sale price for units issued	$6,077,199
NAV per share as of June 30, 2012	$38.57
Pool NAV as of June 30, 2012	$1,928,406
Worst monthly percentage draw-down*	(16.00) May 2012%
Worst peak-to-valley draw-down**	(31.69) April 2011 – September 2011%

*  A draw-down is a loss experienced by the fund over a specified period.  Draw-downs are measured on the basis of monthly returns only and do not reflect intra-month figures.  The worst monthly percentage draw-down reflects the largest single month loss sustained since inception of investment operations.

** The worst peak-to-valley draw-down is the largest percentage decline in the NAV per unit over the history of the fund.  This need not be a continuous decline, but can be a series of positive and negative returns.

Worst peak-to-valley draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end.  For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the drawdown would have ended as of the end of February at the $2 level.

	Rates of Return*
Month	2010	2011		2012
January				1.19%
February		1.00	%**	6.51%
March		5.68%		(3.09)%
April		5.25%		(0.00)%
May		(8.33)%		(16.00)%
June		(5.90)%		(1.10)%
July		(1.05)%
August		(9.20)%
September		(11.85)%
October		11.86%
November		4.66%
December		(1.05)%
Annual Rate of Return		(11.10)	%***	(13.23)	%***

*  The monthly rate of return is calculated by dividing the ending NAV for a given month by the ending NAV for the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

**  Partial from February 23, 2011.

***  Not annualized.

There are significant differences between the Fund and the Teucrium WTI Crude Oil Fund.  Most significantly, the Fund will primarily invest in shares of the Underlying Funds, whereas the Teucrium WTI Crude Oil Fund directly invests in commodity interests.  Past performance is not necessarily indicative of future results.

PERFORMANCE DATA FOR TEUCRIUM NATURAL GAS FUND

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Teucrium Natural Gas Fund commenced trading and investment operations on February 1, 2011. The Teucrium Natural Gas Fund is listed on NYSE Arca and is neither: (i) a privately offered pool pursuant to Section 4(2) of the Securities Act of 1933, as amended; (ii) a multi-advisor pool as defined in CFTC Regulation 4.10(d)(2); or (iii) a principal-protected pool as defined in CFTC Regulation 4.10(d)(3).

Units of beneficial interest issued (from inception until June 30, 2012)	400,004
Aggregate gross sale price for units issued	$7,420,646
NAV per share as of June 30, 2012	$11.83
Pool NAV as of June 30, 2012	$3,550,045
Worst monthly percentage draw-down*	(14.69) November 2011%
Worst peak-to-valley draw-down**	(55.92) February 1, 2011 (Inception) – March 2012%

*  A draw-down is a loss experienced by the fund over a specified period.  Draw-downs are measured on the basis of monthly returns only and do not reflect intra-month figures.  The worst monthly percentage draw-down reflects the largest single month loss sustained since inception of investment operations.

** The worst peak-to-valley draw-down is the largest percentage decline in the NAV per unit over the history of the fund.  This need not be a continuous decline, but can be a series of positive and negative returns. Worst peak-to-valley draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end.  For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the drawdown would have ended as of the end of February at the $2 level.

	Rates of Return*
Month	2010	2011	2012
January			(12.53)%
February		(7.08)%	(0.08)%
March		3.49%	(8.70)%
April		1.91%	0.45%
May		(3.22)%	(0.18)%
June		(7.68)%	7.06%
July		(7.22)%
August		(2.17)%
September		(8.35)%
October		3.51%
November		(14.69)%
December		(14.12)%
Annual Rate of Return		(44.76) %**	(14.34) %**

*  The monthly rate of return is calculated by dividing the ending NAV for a given month by the ending NAV for the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

**  Not annualized.

There are significant differences between the Fund and the Teucrium Natural Gas Fund.  Most significantly, the Fund will primarily invest in shares of the Underlying Funds, whereas the Teucrium Natural Gas Fund directly invests in commodity interests.  Past performance is not necessarily indicative of future results.

PERFORMANCE DATA FOR THE TEUCRIUM SUGAR FUND

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Teucrium Sugar Fund commenced trading and investment operations on September 19, 2011. The Fund is listed on NYSE Arca and is neither: (i) a privately offered pool pursuant to Section 4(2) of the Securities Act of 1933, as amended; (ii) a multi-advisor pool as defined in CFTC Regulation 4.10(d)(2); or (iii) a principal-protected pool as defined in CFTC Regulation 4.10(d)(3).

Units of beneficial interest issued (from inception until June 30, 2012)	225,004
Aggregate gross sale price for units issued	$5,460,351
NAV per share as of June 30, 2012	$19.30
Pool NAV as of June 30, 2012	$965,038
Worst monthly percentage draw-down*	(11.06) April 2012%
Worst peak-to-valley draw-down**	(22.80) September 19, 2011 (Inception) - June 2012%

* A draw-down is a loss experienced by the fund over a specified period. Draw-downs are measured on the basis of monthly returns only and do not reflect intra-month figures. The worst monthly percentage draw-down reflects the largest single month loss sustained since inception of investment operations.

** The worst peak-to-valley draw-down is the largest percentage decline in the NAV per unit over the history of the fund. This need not be a continuous decline, but can be a series of positive and negative returns. Worst peak-to-valley draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end. For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the drawdown would have ended as of the end of February at the $2 level.

	Rates of Return*
Month	2010	2011		2012
January				0.00%
February				6.07%
March				(2.82)%
April				(11.06)%
May				(8.70)%
June				0.00%
July
August
September		(3.32)	%***
October		3.19%
November		(5.89)%
December		(1.75)%
Annual Rate of Return		(7.76)	%**	(16.31) %**

* The monthly rate of return is calculated by dividing the ending NAV for a given month by the ending NAV for the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

** Not annualized.

***Partial month from September 19, 2011.

There are significant differences between the Fund and the Teucrium Sugar Fund.  Most significantly, the Fund will primarily invest in shares of the Underlying Funds, whereas the Teucrium Sugar Fund directly invests in commodity interests.  Past performance is not necessarily indicative of future results.

PERFORMANCE DATA FOR TEUCRIUM SOYBEAN FUND

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Teucrium Soybean Fund commenced trading and investment operations on September 19, 2011. The Teucrium Soybean Fund is listed on NYSE Arca and is neither: (i) a privately offered pool pursuant to Section 4(2) of the Securities Act of 1933, as amended; (ii) a multi-advisor pool as defined in CFTC Regulation 4.10(d)(2); or (iii) a principal-protected pool as defined in CFTC Regulation 4.10(d)(3).

Units of beneficial interest issued (from inception until June 30, 2012)	275,004
Aggregate gross sale price for units issued	$6,654,588
NAV per share as of June 30, 2012	$24.40
Pool NAV as of June 30, 2012	$2,439,808
Worst monthly percentage draw-down*	(12.36) September 2011%
Worst peak-to-valley draw-down**	(16.64) September 19, 2011 (Inception) – November 2011%

* A draw-down is a loss experienced by the fund over a specified period.  Draw-downs are measured on the basis of monthly returns only and do not reflect intra-month figures.  The worst monthly percentage draw-down reflects the largest single month loss sustained since inception of investment operations.

** The worst peak-to-valley draw-down is the largest percentage decline in the NAV per unit over the history of the fund.  This need not be a continuous decline, but can be a series of positive and negative returns. Worst peak-to-valley draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end.  For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the drawdown would have ended as of the end of February at the $2 level.

	Rates of Return*
Month	2010	2011		2012
January				(1.51)%
February				7.48%
March				3.98%
April				2.08%
May				(9.08)%
June				9.27%
July
August
September		(12.36)	%***
October		2.42%
November		(7.13)%
December		4.89%
Annual Rate of Return		(12.56)	%**	11.62%**

*  The monthly rate of return is calculated by dividing the ending NAV for a given month by the ending NAV for the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

**  Not annualized.

*** Partial month from September 19, 2011.

There are significant differences between the Fund and the Teucrium Soybean Fund.  Most significantly, the Fund will primarily invest in shares of the Underlying Funds, whereas the Teucrium Soybean Fund directly invests in commodity interests.  Past performance is not necessarily indicative of future results.

PERFORMANCE DATA FOR TEUCRIUM WHEAT FUND

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Teucrium Wheat Fund commenced trading and investment operations on September 19, 2011. The Teucrium Wheat Fund is listed on NYSE Arca and is neither: (i) a privately offered pool pursuant to Section 4(2) of the Securities Act of 1933, as amended; (ii) a multi-advisor pool as defined in CFTC Regulation 4.10(d)(2); or (iii) a principal-protected pool as defined in CFTC Regulation 4.10(d)(3).

Units of beneficial interest issued (from inception until June 30, 2012)	275,004
Aggregate gross sale price for units issued	$6,222,389
NAV per share as of June 30, 2012	$22.08
Pool NAV as of June 30, 2012	$2,759,479
Worst monthly percentage draw-down*	(10.20 September 2011)%
Worst peak-to-valley draw-down**	(20.36 September 19, 2011 (Inception) – May 2012)%

*  A draw-down is a loss experienced by the fund over a specified period.  Draw-downs are measured on the basis of monthly returns only and do not reflect intra-month figures.  The worst monthly percentage draw-down reflects the largest single month loss sustained since inception of investment operations.

** The worst peak-to-valley draw-down is the largest percentage decline in the NAV per unit over the history of the fund.  This need not be a continuous decline, but can be a series of positive and negative returns. Worst peak-to-valley draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end.  For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the drawdown would have ended as of the end of February at the $2 level.

	Rates of Return*
Month	2010	2011		2012
January				(0.31)%
February				(2.38)%
March				(1.56)%
April				(4.11)%
May				(3.07)%
June				10.90%
July
August
September		(10.20)	%***
October		3.30%
November		(8.50)%
December		5.37%
Annual Rate of Return		(10.56)	%**	(1.25) %**

*  The monthly rate of return is calculated by dividing the ending NAV for a given month by the ending NAV for the previous month, subtracting 1 and multiplying this number by 100 to arrive at a percentage increase or decrease.

**  Not annualized.

*** Partial month from September 19, 2011.

There are significant differences between the Fund and the Teucrium Wheat Fund.  Most significantly, the Fund will primarily invest in shares of the Underlying Funds, whereas the Teucrium Wheat Fund directly invests in commodity interests.  Past performance is not necessarily indicative of future results.

Change in Number of Shares Required for a Creation or Redemption Basket

Shares of the Fund may only be purchased or redeemed by Authorized Purchasers and only in blocks of Shares called “Creation Baskets” or “Redemption Baskets,” respectively. The Sponsor has determined to change the number of Shares required for a Creation Basket or Redemption Basket from 50,000 Shares of the Fund to 25,000 Shares of the Fund. Accordingly, all references in the Prospectus to the number of Shares required for a “Creation Basket” or “Redemption Basket” are hereby revised to state 25,000 Shares instead of 50,000 Shares.

Suspension or Rejection of Redemption Orders

The Sponsor acting by itself or through the Distributor or Custodian may reject a redemption order if:

•	it determines that the redemption order is not in proper form;

•	the acceptance of the redemption order would, in the opinion of counsel to the Sponsor, be unlawful;

•	the number of Shares being redeemed would reduce the remaining outstanding Shares to 50,000 Shares (i.e., two basket) or less, unless the Sponsor has reason to believe that the placer of the redemption order does in fact possess all the outstanding Shares and can deliver them;

•	there is a possibility that any or all of the Benchmark Component Futures Contracts of an Underlying Fund on the futures exchange from which the NAV of that Underlying Fund is calculated will be priced at a daily price limit restriction.